SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Cohen & Steers Closed-End Opportunity Fund, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
19248P106
(CUSIP Number)
August 22, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)


CUSIP No. 19248P106

(1)Names of reporting persons. Hughes 2000 Trust

(2) Check the appropriate box if a member of a group (see instructions)
(a) X
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
	(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power

	(8)Shared dispositive power 971,007

(9)Aggregate amount beneficially owned by each reporting person 971,007

(10)Check if the aggregate amount in Row (9) excludes certain shares

(11)Percent of class represented by amount in Row 9 3.6%

(12)Type of reporting person (see instructions) OO




CUSIP No. 19248P106
(1)Names of reporting persons. John C. Hughes, custodian for Evan A. Hughes

(2) Check the appropriate box if a member of a group (see instructions)
(a) X
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
	(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 5,060

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 5,060

(10)Check if the aggregate amount in Row (9) excludes certain shares

(11)Percent of class represented by amount in Row 9 0.02%

(12)Type of reporting person (see instructions) OO




CUSIP No. 19248P106
(1)Names of reporting persons. Swan Trust

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
	(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 217,000

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 217,000

(10)Check if the aggregate amount in Row (9) excludes certain shares

(11)Percent of class represented by amount in Row 9 0.8%

(12)Type of reporting person (see instructions) OO




CUSIP No. 19248P106
(1)Names of reporting persons. Brian B. Hughes

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
	(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 26,700

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 26,700

(10)Check if the aggregate amount in Row (9) excludes certain shares

(11)Percent of class represented by amount in Row 9 0.1%

(12)Type of reporting person (see instructions) IN



















CUSIP No. 19248P106
(1)Names of reporting persons. Hughes Educational Funding Trust

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
	(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 140,000

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 140,000

(10)Check if the aggregate amount in Row (9) excludes certain shares

(11)Percent of class represented by amount in Row 9 0.52%

(12)Type of reporting person (see instructions) OO


















CUSIP No. 19248P106
(1)Names of reporting persons. Blue House Trust

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
	(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power 17,000

	(8)Shared dispositive power

(9)Aggregate amount beneficially owned by each reporting person 17,000

(10)Check if the aggregate amount in Row (9) excludes certain shares

(11)Percent of class represented by amount in Row 9 0.06%

(12)Type of reporting person (see instructions) OO


















CUSIP No. 19248P106
(1)Names of reporting persons. Rudy & Page Loeser

(2) Check the appropriate box if a member of a group (see instructions)
(a) x
(b)
(3) SEC use only

(4) Citizenship or place of organization USA

Number of shares beneficially owned by each reporting person with:
	(5)Sole voting power

	(6)Shared voting power

	(7)Sole dispositive power

	(8)Shared dispositive power 8,200

(9)Aggregate amount beneficially owned by each reporting person 8,200

(10)Check if the aggregate amount in Row (9) excludes certain shares

(11)Percent of class represented by amount in Row 9 0.03%

(12)Type of reporting person (see instructions) IN


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